Exhibit 95.1

Pershing Gold Corporation

Mine Safety Disclosure

(Unaudited)

The following disclosures are provided pursuant to Securities and Exchange Commission (SEC) regulations, which require certain disclosures by companies required to file periodic reports under the Securities Exchange Act of 1934, as amended, that own or operate mines that are regulated under the Federal Mine Safety and Health Act of 1977 (the Mine Act). Whenever the Mine Safety and Health Administration (MSHA) believes that a violation of the Mine Act, any health or safety standard, or any regulation has occurred, it may issue a violation which describes the associated condition or practice and designates a timeframe within which the operator must abate the violation. Whenever MSHA issues a citation or order, it generally proposes a civil penalty, or fine, as a result of the violation that the operator is ordered to pay. Citations and orders can be contested and appealed and, as part of that process, are often reduced in severity and amount, and are sometimes vacated.

The table that follows reflects citations and orders issued to us by MSHA during the quarter ended March 31, 2018.

Mine (Federal Mine Safety and Health Administration (MSHA) ID)	Total # of Significant & Substantial violations under §104 (a)	Total # of orders under §104(b) (a)	Total # of unwarrantable failure citations and orders under §104(d) (a)	Total # of violations under §110(b)(2) (a)	Total # of orders under §107(a) (a)	Total dollar value of proposed assessments from MSHA	Total # of mining related fatalities	Received Notice of Pattern of Violations under §104(e) (a) (yes/no)?	Received Notice of Potential to have Pattern under §104(e) (a) (yes/no)?	Total # of Legal Actions Pending with the Mine Safety and Health Review Commission as of Last Day of Period	Legal Actions Initiated During Period	Legal Actions Resolved During Period

Relief Canyon Mine (2602657)	1	1	—	—	—	$1,579	—	no	no	—	—	—

(a)	References to Section numbers are to sections of the Federal Mine Safety and Health Act of 1977.